Exhibit 3.1

AMENDMENT NO. 2

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTCOMEX, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

INTCOMEX, INC., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its President, hereby certifies as follows:

1. Conversion of Class B Non-Voting Common Stock. Upon the filing of this Amendment No. 2 to the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), each issued and outstanding share of the Corporation’s Class B Non-Voting Common Stock (the “Class B Stock”) shall be automatically converted into one issued and outstanding, fully paid and nonassessable share of Common Stock, without any action required on the part of holders of Class B Stock. The conversion of shares of Class B Stock into shares of Common Stock will be deemed to have been made concurrently with the filing of this Amendment No. 2 to the Certificate of Incorporation and such holders shall be treated for all purposes as having become the holder of shares of Common Stock as of the filing of this Amendment No. 2 to the Certificate of Incorporation, and any certificates representing such Class B Stock shall thereafter represent the same number of shares of Common Stock. Any holder of Class B Stock may surrender the certificate or certificates formerly representing such Class B Stock at the office of the Corporation or any transfer agent of such stock. Upon surrender, the Corporation will, or will cause its transfer agent to, issue and deliver to each such holder or nominees of such holder, a certificate or certificates for the number of Common Stock into which such share(s) of Class B Stock were so converted. The failure of a holder of Class B Stock to surrender such holder’s share certificates shall have no effect on the completion or validity of the conversion of the Class B Stock into Common Stock. The Corporation will not be obligated to issue a certificate evidencing the shares of Common Stock issuable upon such conversion unless or until certificates formerly evidencing the converted shares of Class B Stock are either delivered to the Corporation or its transfer agent, or the holder thereof notifies the Corporation or such transfer agent that such certificates have been lost, stolen, or destroyed.

2. Amendment of Second Amended and Restated Certificate of Incorporation. The Certificate of Incorporation is hereby amended by deleting Article IV in its entirety and inserting the following in lieu thereof:

“ARTICLE IV

CAPITAL STOCK

This corporation is authorized to issue Two Hundred Thousand (200,000) shares of common stock, par value one cent ($.01) per share.”

3. Adoption of Amendment. This Amendment No. 2 to the Second Amended and Restated Certificate of Incorporation was duly adopted by the unanimous written consent of the directors of the Corporation and by the written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 2 to the Second Amended and Restated Certificate of Incorporation to be signed by Michael Shalom, its President, as of the 18th day of April, 2011.

/s/ Michael Shalom

Michael Shalom, President

[Signature page to the Amendment No. 2 to the Second Amended and Restated Certificate of Incorporation]

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